Exhibit 10.2

THE McCLATCHY COMPANY

2012 OMNIBUS INCENTIVE PLAN

STOCK APPRECIATION RIGHTS AGREEMENT

THIS AGREEMENT, entered into as of [            ], and between THE McCLATCHY COMPANY, a Delaware corporation (the “Company”) and [            ] (the “Grantee”),

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has established the THE McCLATCHY COMPANY 2012 OMNIBUS INCENTIVE PLAN (the “Plan”) in order to provide selected employees of the Company or its Affiliates with an award of stock appreciation rights (“SARs”); and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the SARs described in this Agreement to the Grantee as an inducement to remain in the Service of the Company and as an incentive for extraordinary efforts during such service:

NOW, THEREFORE, it is agreed as follows:

SECTION 1. GRANT OF STOCK APPRECIATION RIGHTS.

(a) SARs. On the terms and conditions stated below, the Company hereby grants to the Grantee an award of SARs covering [            ] shares of Stock, pursuant to which the Grantee shall be eligible for the payment described in Section 4(b) of this Agreement. The SAR Exercise Price for the SARs granted pursuant to this Agreement is $[            ] per SAR, which is agreed to be 100% of the Fair Market Value per share of Stock on the Grant Date.

(b) Stock Incentive Plan. The award of SARs is made granted pursuant to the Plan, a copy of which the Grantee acknowledges having received and read. The provisions of the Plan are incorporated into this Agreement by reference and any defined terms not defined herein shall have the meaning prescribed in the Plan.

SECTION 2. NO TRANSFER OR ASSIGNMENT OF SARs.

Except as otherwise provided in this Agreement, the SARs and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the SARs, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, the SARs and the rights and privileges conferred hereby shall immediately become null and void.

SECTION 3. RIGHT TO EXERCISE.

(a) Vesting. These SARs shall vest and become exercisable in installments only to the extent the Grantee remains in Service on such date listed below (each, a “Vesting Date”), and only before they expire, as follows:

Vesting Date:	Percentage of Shares of Stock Exercisable:
March 1, 201[ ]	25%
March 1, 201[ ]	50%
March 1, 201[ ]	75%
March 1, 201[ ]	100%

The number of Shares determined by applying the applicable percentage shall be rounded to the nearest integer. The foregoing notwithstanding, the SARs shall become exercisable in full in the event that the Grantee ceases to be an Employee after having accumulated 10 or more continuous years of Service (i) because of death or Total and Permanent Disability, or (ii) for any reason at any time when Grantee is 62 years of age or older. In the event that the Grantee ceases to be an Employee for any reason after having accumulated 10 or more continuous years of Service and when Grantee is 55 to 62 years of age, two additional installments (as set forth in the table above) shall become exercisable. No additional SARs will vest after the Grantee’s Service has terminated for any reason.

(b) Leaves of Absence. For purposes of this Agreement, the Grantee’s Service does not terminate when the Grantee goes on a bona fide leave of absence that was approved by the Company in writing if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. The Grantee’s Service terminates in any event when the approved leave ends unless the Grantee immediately returns to active employee work. The Committee determines, in its sole discretion, which leaves count for this purpose, and when the Grantee’s Service terminates for all purposes under the Plan.

(c) Partial Exercise. No Partial Exercise of the SARs may be made for SARs pertaining to less than 100 shares of Stock (without regard to adjustments).

(d) Acceleration upon Change in Control. Notwithstanding any contrary provision of the Plan or this Agreement, upon a Change in Control, Grantee shall be entitled to immediate 100% vesting of any unexpired outstanding SARs granted to him or her under this Agreement.

SECTION 4. EXERCISE AND SETTLEMENT OF SARs PROCEDURES.

(a) Notice of Exercise. The Grantee or the Grantee’s representative may exercise the SARs by giving written notice to the Secretary of the Company pursuant to Section 11(d) in the form prescribed by the Company. The notice shall specify the election to exercise the SARs, the number of SARs for which it is being exercised, and whether share withholding to pay taxes will be used. The notice shall be signed by the person or persons exercising the SARs. In the event that the SARs are being exercised by the representative of the Grantee, the notice shall be accompanied by proof satisfactory to the Company of the representative’s right to exercise the SARs.

(b) Issuance of Shares of Stock. After receiving a proper notice of exercise, the Company shall cause to be issued the whole number of shares of Stock whose value is an amount equal to the difference between the Fair Market Value of a share of Stock on the exercise date and the SAR Exercise Price, multiplied by the number of shares of Stock covered by the SARs being exercised. Fractional shares of Stock shall be paid in cash. After receiving a proper notice of exercise, the Company shall cause to be issued a certificate or certificates for the shares of Stock for which the SARs have been exercised, registered in the name of the person exercising the SARs (or in the names of such person and his or her spouse as community property or as joint tenants with right of survivorship). The Company shall cause such certificate or certificates to be delivered to or upon the order of the person exercising the SARs.

SECTION 5. TERM AND EXPIRATION.

(a) Basic Term. These SARs shall in any event expire on the date 10 years after the Grant Date.

(b) Termination of Service (Except by Death). Subject to Subsection (a) above, if the Grantee’s Service terminates for any reason, other than death, then his or her SARs shall expire on the earliest of the following occasions:

(i) The expiration date determined pursuant to Subsection (a) above;

(ii) The date three years after the termination of the Grantee’s Service, if the termination occurs on or after the date the Grantee has accumulated 10 or more continuous years of Service, and, provided, further, that the Grantee is at least 55 years of age on such termination date;

(iii) The date three years after the termination of the Grantee’s Service, if the termination occurs because of his or her Total and Permanent Disability; or

(iv) The date 90 days after the termination of the Grantee’s Service, if the termination is not described in Paragraphs (ii) or (iii) above.

In the event that the Grantee dies after the termination of his or her Service but before the expiration of his or her SARs, all or part of such SARs may be exercised (prior to expiration) by the executors or administrators of the Grantee’s estate or by any person who has acquired such SARs directly from him or her by bequest or inheritance, but only to the extent that such SARs had become exercisable before his or her Service terminated or became exercisable as a result of the termination.

(c) Death of Grantee. If the Grantee dies while he or she is in Service, then his or her SARs shall expire on the earlier of the following dates:

(i) The expiration date determined pursuant to Subsection (a) above; or

(ii) The date three years after his or her death.

All or part of the Grantee’s vested SARs may be exercised at any time before the expiration of such vested SARs under the preceding sentence by the executors or administrators of his or her estate or by any person who has acquired such SARs directly from him or her by bequest or inheritance.

SECTION 6. LEGALITY OF INITIAL ISSUANCE.

No shares of Stock shall be issued upon the exercise of the SARs unless and until the Company has determined that:

(a) It and the Grantee have taken any actions required to register the shares of Stock under the Securities Act or to perfect an exemption from the registration requirements thereof;

(b) Any applicable listing requirement of any stock exchange on which Stock is listed has been satisfied; and

(c) Any other applicable provision of state or federal law has been satisfied.

SECTION 7. NO REGISTRATION RIGHTS.

The Company may, but shall not be obligated to, register or qualify the sale of shares of Stock under the Securities Act or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause the sale of shares of Stock under this Agreement to comply with any law.

SECTION 8. RESTRICTIONS ON TRANSFER OF SHARES OF STOCK.

Regardless of whether the offering and sale of shares of Stock under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge or other transfer of such shares of Stock (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Securities Act, the securities laws of any state or any other law.

SECTION 9. ADJUSTMENT OF SHARES OF STOCK.

(a) General. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in shares of Stock, a declaration of a dividend payable in cash in an amount that has a material effect on the price of shares of Stock, a combination or consolidation of the outstanding Stock (by reclassification or otherwise) into a lesser number of shares of Stock, or a similar occurrence, the Committee shall make appropriate adjustments in one or both of (i) the number of shares of Stock covered by this SARs Agreement or (ii) the SAR Exercise Price.

(b) Reorganization. In the event that the Company is a party to a merger or other reorganization, the SARs covered by this Agreement shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of this SARs grant by the surviving corporation or its parent, for its continuation by the Company (if the Company is a surviving corporation) or for settlement in cash.

(c) Reservation of Rights. Except as provided in this Section 9, the Grantee shall have no rights by reason of any subdivision or consolidation of shares of Stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of Stock of any class. Any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to this SARs Agreement or the SAR Exercise Price. The grant of these SARs shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 10. CERTAIN CUTBACK OF PAYMENTS.

Notwithstanding anything to the contrary in this Agreement, if payments made pursuant to this Agreement are considered “parachute payments” under Code Section 280G, then the sum of such parachute payments plus any other payments made by the Company to the Grantee which are considered parachute payments shall be limited to the greatest amount which may be paid to the Grantee under Code Section 280G without causing any loss of deduction to the Company under such section; but only if, by reason of such reduction, the Committee reasonably determines that the net after tax benefit of Grantee shall exceed the net after tax benefit if such reduction were not made. The Company shall accomplish any such reduction required pursuant to this Section 10 by first reducing or eliminating any cash payments (with the payments to be made furthest in the future being reduced first), then by reducing or eliminating any accelerated vesting of Performance-Based Awards, then by reducing or eliminating any accelerated vesting of Options or SARs, then by reducing or eliminating any accelerated vesting of Restricted Stock or Restricted Stock Units, then by reducing or eliminating any other remaining parachute payments.

SECTION 11. MISCELLANEOUS PROVISIONS.

(a) Withholding Taxes. In the event that the Company determines that it is required to withhold foreign, federal, state or local tax as a result of the exercise of this the Grantee’s SARs, the Grantee, as a condition to the exercise of the SARs, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. The Grantee shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the disposition of shares of Stock purchased by exercising the SARs. Satisfactory arrangements shall include delivery of previously owned shares of Stock and share withholding at the minimum applicable withholding rate.

(b) Rights as a Shareholder. Neither the Grantee nor the Grantee’s representative shall have any rights as a shareholder with respect to any shares of Stock subject to the SARs. The Grantee shall have no rights as a shareholder with respect to the shares of Stock the Grantee receives in settlement of SARs that the Grantee exercises until such shares of Stock have been issued in the name of the Grantee or the Grantee’s representative.

(c) No Employment Rights. Nothing in this Agreement shall be construed as giving the Grantee the right to be retained as an employee or in any other Service capacity. The Company reserves the right to terminate the Grantee’s Service at any time and for any reason.

(d) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail with postage and fees prepaid and addressed to the party entitled to such notice at the address shown below such party’s signature on this Agreement, or at such other address as such party may designate by 10 days’ advance written notice to the other party to this Agreement.

(e) Consent to Electronic Delivery. The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting the SARs, Grantee agrees that the Company may deliver the Plan prospectus and the Company’s annual report to the Grantee in electronic format. If at any time the Grantee prefers to receive paper copies of such documents, as the Grantee is entitled to, the Company will provide copies. Request for paper copies of such documents may be made to the Secretary of the Company at 916-321-1828 or kmorgan-prager@mcclatchy.com.

(f) Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof.

(g) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its officer duly authorized to act on behalf of the Committee, and the Grantee has personally executed this Agreement.

THE McCLATCHY COMPANY

By
Secretary

Company’s Address:

2100 Q Street Sacramento, CA 95816

GRANTEE

By

Grantee’s Address: